Exhibit 10.17

SECOND AMENDED AND RESTATED

CONTINUATION AGREEMENT

This Second Amended and Restated Continuation Agreement (this “Agreement”) is made as of June 13, 2017 (the “Effective Date”), by and between MICHAEL J. GLOSSERMAN (“MJG”) and JBG/OPERATING PARTNERS, L.P. (the “Company” and, together with MJG, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Parties entered into that certain Amended and Restated Continuation Agreement dated as of November 22, 2015 (the “A/R Agreement”);

WHEREAS, in accordance with the A/R Agreement, the Mandatory Redemption of MJG’s Partnership Interest occurred on December 31, 2015 (the “Redemption Date”) and, as of the Redemption Date, MJG relinquished all ownership interest, rights, and obligations of ownership in the Company, and chairmanship of the Company’s Executive Committee;

WHEREAS, the A/R Agreement nonetheless provided, inter alia, that, following the Redemption Date, MJG would continue to provide certain services to, and receive certain benefits from, the Company until June 30, 2016 (the “Original Expiration Date”);

WHEREAS, following the Original Expiration Date MJG continued to provide services to the Company, including but not limited to actively managing the Company’s affiliated opportunity funds and ventures, providing advice and strategic direction with respect to both the Company and such affiliated opportunity funds and ventures, and acting as a voting member of the Company’s Investment Committee; and

WHEREAS, the Parties recognize that MJG’s employment with JBG Properties, Inc. (“JBG”) will end on June 30, 2017 and, in recognition thereof, hereby amend and restate the A/R Agreement in its entirety, as set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the conditions and undertakings hereinafter contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the A/R Agreement in its entirety, and do hereby agree as follows:

1.                                      Recitals.  The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2.                                      Member Services.  From and after the date hereof, as requested by the Executive Committee or any member thereof and agreed upon by MJG, MJG shall provide advice and strategic direction to the Company.

3.                                      Company Affiliates.  With respect to any Affiliate of the Company of which MJG is a managing member, general partner, officer or board member, to the extent and for so long as he remains in such capacity, MJG will retain the rights to indemnification, insurance and other protections associated therewith and which are afforded others in such similar capacities.

4.                                      Health Benefits.  Until the end of MJG’s employment on June 30, 2017, the Company shall provide MJG medical and dental insurance (consistent with the insurance provided to all employees of JBG.  Beginning on July 1, 2017, the Company shall provide, at MJG’s request, subsidized COBRA coverage for MJG, at MJG’s sole cost and expense, for a period of up to eighteen (18) months.

5.                                      Compensation.  MJG shall be paid a pro-rated bonus for the period beginning on January 1, 2017 and ending on March 31, 2017, calculated based on MJG’s 2017 bonus amount; provided that such pro-rated bonus shall be paid in equal bi-weekly payments (as and when bi-weekly salary payments are made by JBG to its eligible employees) beginning on April 1, 2017 and concluding on June 30, 2017.  For the avoidance of doubt, MJG shall no longer be paid any additional salary or bonus as an employee of JBG.

6.                                      Use of Facilities and Support Staff.  For the period beginning on July 1, 2017 and ending on March 31, 2022, the Company shall provide to MJG, at the Company’s sole cost and expense, the following benefits: (i) use of MJG’s current office (as such office may be relocated to an office of smaller size in a location chosen by Company as part of reorganization of the Company’s office space), and (ii) use of MJG’s current reserved parking space and of the Company’s facilities and information technology resources, including but not limited to the MJG’s office computers, and the Company’s facsimile, telephone, and email services, as well as accompanying equipment and support services.  Additionally, during such period, the Company shall continue to employ Jennifer Lenk (“Lenk”) (or a mutually-agreeable substitute if Lenk is no longer employed by the Company) at an annual salary of $53,000.00, and shall continue to provide Lenk, at the Company’s sole cost and expense, medical and dental insurance (consistent with the insurance provided to all JBG employees).  Any additional compensation payable to Lenk or her substitute above the foregoing amounts shall at MJG’s sole cost and expense.  The Company acknowledges and agrees that Lenk or her substitute, as applicable, shall be dedicated exclusively to the administrative support of MJG’s various activities.

7.                                      Capitalized Terms and Counterparts.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned in the Limited Partnership Agreement of JBG/Operating Partners, L.P., as the same may be amended from time to time.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above appearing.

MJG:

/s/ Michael J. Glosserman
MICHAEL J. GLOSSERMAN

COMPANY:

JBG/OPERATING PARTNERS, L.P.

By: JBG Properties, Inc., General Partner

By:	/s/ W. Matthey Kelly
Name: W. MATTHEW KELLY, acting upon an affirmative Unanimous Vote of the Executive Committee